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                                                                     Exhibit 5.1

                            Willkie Farr & Gallagher
                               787 Seventh Avenue
                          New York, New York 10019-6099
                            Telephone: (212) 728-8000
                            Facsimile: (212) 728-8111

May 30, 2002

Resorts International Hotel and Casino, Inc.
Resorts International Hotel, Inc.
New Pier Operating Company, Inc.
1133 Boardwalk
Atlantic City, New Jersey  08401


Re:   Registration Statement on Form S-4
      (File No. 333-87206)
      ----------------------------------

Ladies and Gentlemen:

We are counsel to Resorts International Hotel and Casino, Inc., a Delaware corporation (the "Company"), Resorts International Hotel, Inc., a New Jersey corporation ("Resorts") and New Pier Operating Company, Inc., a New Jersey corporation ("New Pier" and, together with Resorts, the "Guarantors") and have acted as such in connection with various legal matters relating to the filing of a Registration Statement on Form S-4 (File No. 333-87206) (the "Registration Statement") under the Securities Act of 1933, as amended (the "Securities Act"), covering $180,000,000 in aggregate principal amount of 11 1/2% First Mortgage Notes due 2009 (the "New Notes") offered in exchange for $180,000,000 in aggregate principal amount of outstanding 11 1/2% First Mortgage Notes due 2009 originally issued and sold in reliance upon an exemption from registration under the Securities Act (the "Old Notes"). The Old Notes were issued under, and the New Notes are to be issued under, the Indenture, dated as of March 22, 2002 (the "Indenture"), by and between the Company, the Guarantors and Deutsche Bank Trust Company Americas (formerly Bankers Trust Company), as trustee. The exchange will be made pursuant to an exchange offer (the "Exchange Offer") contemplated by the Registration Statement. Capitalized terms used but not otherwise defined herein shall have the meanings assigned to them in the Registration Statement.

In so acting, we have examined copies of such records of the Company, the Guarantors and such other certificates and documents as we have deemed relevant and necessary for the opinions hereinafter set forth. In such examination, we have assumed the genuineness of all signatures, the authenticity of all documents submitted to us as originals and the conformity to authentic originals of all documents submitted to us as certified or reproduced copies. We have also assumed the legal capacity of all persons executing such documents and the truth and correctness of any representations or warranties therein contained. As to various questions of fact material to such opinions, we have relied upon certificates of officers of the Company, the Guarantors and of public officials.

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Resorts International Hotel and Casino, Inc.
Resorts International Hotel, Inc.
New Pier Operating Company, Inc.
May 30, 2002
Page 2


Based upon the foregoing, we are of the opinion that:


1. The execution and delivery of the Indenture has been duly authorized by the Company and the Guarantors, and the Indenture constitutes a legal, valid and binding obligation of the Company and the Guarantors, enforceable against the Company and the Guarantors in accordance with the terms thereof, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).


2. The New Notes have been duly authorized and, when duly executed by the proper officers of the Company, duly authenticated by the Trustee and issued by the Company in accordance with the terms of the Indenture and the Exchange Offer, will constitute legal, valid and binding obligations of the Company, will be entitled to the benefits of the Indenture and will be enforceable against the Company in accordance with their terms, except as enforcement thereof may be limited by bankruptcy, insolvency, reorganization, fraudulent conveyance and other similar laws affecting the enforcement of creditors' rights generally and except as enforcement thereof is subject to general principles of equity (regardless of whether enforcement is considered in a proceeding in equity or at law).



We are not admitted to practice in the State of New Jersey and, to the extent that our opinions expressed herein contain conclusions as to matters of New Jersey law, we have relied upon the opinion of even date herewith delivered to you by Wilentz, Goldman & Spitzer, P.A., counsel to the Company and the Guarantors. This opinion is limited to the laws of the State of New York, the Delaware General Corporation Law and the federal laws of the United States of the type typically applicable to transactions contemplated by the Exchange Offer, and we do not express any opinion with respect to the laws of any other country, state or jurisdiction.

This opinion letter is limited to the matters stated herein and no opinion is implied or may be inferred beyond the matters expressly stated. This letter speaks only as of the date hereof and is limited to present statutes, regulations and administrative and judicial interpretations. We undertake no responsibility to update or supplement this letter after the date hereof.

We consent to being named in the Registration Statement and related Prospectus as counsel who are passing upon the legality of the New Notes for the Company and to the reference to our name under the caption "Legal Matters" in such Prospectus. We also consent to your filing copies of this opinion as Exhibit
5.1 to the Registration Statement or any amendment thereto. In giving such consents, we do not hereby admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.


 Very truly yours,
/s/ Willkie Farr & Gallagher